Exhibit 99.4

Consent of Merrill Lynch

        We hereby consent to the use of our opinion letter dated September 2, 2003 to the Board of Directors of AdvancePCS included as Annex G to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Cougar Merger Corporation, a wholly owned subsidiary of Caremark Rx, Inc., with and into AdvancePCS and to the references to such opinion in such Proxy Statement/Prospectus under the captions "Summary—The Merger—Opinions of Financial Advisors—AdvancePCS," "The Merger—Background of the Merger," "The Merger—AdvancePCS Reasons for the Merger" and "The Merger—Opinions of Financial Advisors to the AdvancePCS Board of Directors—Opinion of Merrill Lynch." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
	By:	/s/ ANDREW W. BURCH
		Name:	Andrew W. Burch
		Title:	Managing Director
October 6, 2003